Exhibit 10.1
FIRST AMENDMENT
TO THE
FIRST INTERSTATE BANCSYSTEM, INC.
DEFERRED COMPENSATION PLAN

RECITALS
A.Section 9.8 of the First Interstate BancSystem, Inc. Deferred Compensation Plan, restated effective January 1, 2016 (the “Plan”) gives First Interstate BancSystem, Inc. (the “Plan Sponsor”) the right to amend the Plan at any time.
B.On July 26, 2006, the Board of Directors of the Plan Sponsor delegated authority to the First Interstate BancSystem, Inc. Benefits Committee (the “Committee”) to amend the Plan to modify Plan design, including without limitation any modification of Plan provisions governing eligibility and/or benefits, in any manner which the Benefits Committee has determined will not cause any substantial increase in the cost to the Plan Sponsor or its subsidiaries of maintaining the Plan, or any substantial reduction in the overall level of benefits provided to employees under the Plan.
C.The following are amendments to the Plan adopted by the Committee as of the date specified below.

AMENDMENT OF PLAN
Sections 5.1(a) of the Plan is amended to add the following at the end of thereof:
Effective for contributions made to a Retirement Account effective on or after January 1, 2017, a Participant may elect substantially equal annual or monthly installments over a period not to exceed fifteen (15) years.
Section 5.1(c) of the Plan is amended to read as follows:
(c)If annual installments are elected, the amount of each annual payment will be determined by multiplying the Account by a fraction, the denominator of which for the first payment equals the number years over which benefits are to be paid, and the numerator of which is one (1). The amount of each succeeding payment shall be determined by multiplying the Account balance as of each anniversary of the first installment by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1).
If monthly installments are elected, the amount of each monthly payment will be determined on an annual basis by multiplying the Account by a fraction, the denominator of which for the first payment equals the number of months over which benefits are to be paid, and the numerator of which is one (1). For the remainder of the calendar year, each monthly payment will equal that amount.
The amounts of monthly payments in succeeding calendar years will be determined by multiplying the Account balance as of the first of the calendar year by a fraction, the denominator of which equals the number of remaining months over which benefits are paid, and the numerator of which is one (1). For the remainder of the calendar year, each monthly payment will equal that amount. The amount of the last monthly payment will equal the remaining Account balance, which may be greater or less than the amount of the previous month’s payment, to reflect investment gains and/or losses as provided in Section 4.3.
Section 5.3(a) of the Plan is amended to read as follows:
Retirement Accounts shall be paid: (i) if in a lump sum, within 90 days after the Participant’s Retirement, in which case the Participant will have no ability to designate the taxable year of the payment; or (ii) if in installments, the first installment will be made within 90 days after the Participant’s Retirement, in which case the Participant will have no ability to designate the taxable year of the payment, and each subsequent installment will be made (if annual installments) on the annual anniversary of the Retirement Date, or (if monthly installments) on an administratively feasible day in each following month.
All other provisions of the Plan shall remain unamended and in full force.

The Committee adopts this First Amendment, effective as of January 1, 2017, by unanimous consent of all members of the Committee, as permitted by Section 5.2 of the Committee Charter.

/s/ KEVIN P. RILEY	October 28, 2016
Kevin Riley	Date

/s/ MARIA VALANDRA	November 1, 2016
Maria Valandra	Date

/s/ STEVE MAASCH	October 21, 2016
Steve Maasch	Date

/s/ LARRY JOHNS	October 24, 2016
Larry Johns	Date

/s/ PHIL GAGLIA	November 2, 2016
Phil Gaglia	Date

/s/ MARCY D. MUTCH	October 24, 2016
Marcy Mutch	Date